Net Element International, Inc.

Pro Forma Condensed Combined Financial Statements

(Unaudited)

The unaudited pro forma condensed combined balance sheet is based on the historical consolidated balance sheets of Net Element International, Inc. (the “Company”) and Unified Payments, LLC (“Unified Payments”) as of December 31, 2012, and has been prepared to reflect the acquisition as if it occurred on December 31, 2012. The unaudited pro forma condensed combined statement of operations and comprehensive loss is based on the historical consolidated statements of operations of the Company and Unified Payments, giving effect to the acquisition as if it occurred on January 1, 2012. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are directly attributable, factually supportable, and with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results. In addition, the unaudited pro forma condensed combined financial statements do not reflect any of the synergies or cost reductions that may result from the acquisition and do not include any restructuring costs or other one-time charges that may be incurred in connection with integrating the operations of the Company and Unified Payments.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the acquisition been completed on the assumed date or for the period presented, or which may be realized in the future. To produce the pro forma financial information, the Company adjusted Unified Payments’ assets and liabilities to their estimated fair values. The accounting for the business combination is based on currently available information and is considered preliminary. The final accounting for the business combination may differ materially from that presented in these unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements should be read in conjunction with:

•	The Current Report on Form 8-K filed by the Company with the SEC on April 17, 2013, as amended by the Current Report on Form 8-K/A Amendment No. 1 (the “Form 8K/A”) of which these unaudited pro forma condensed combined financial statements are included as Exhibit 99.4;

•	The Company’s audited consolidated financial statements, including the related notes thereto, contained in its Annual Report on Form 10-K for the year ended December 31, 2012; and

•	Unified Payments’ audited consolidated financial statements, including the related notes thereto, as of December 31, 2012 and for the year ended December 31, 2012, which are included in Exhibit 99.2 to the Form 8K/A.

Net Element International, Inc.

Pro Forma Condensed Combined Balance Sheet

As of December 31, 2012

(Unaudited)

	Net Element	Unified Payments			Combined Pro Forma
	December 31, 2012	December 31, 2012	Adjustments		December 31, 2012
ASSETS
Current assets
Cash	$3,579,737	$49,166	$-		$3,628,903
Restricted cash	2,056,821	-	-		2,056,821
Notes receivable (net)	6,088,934	-	-		6,088,934
Accounts receivable	10,863,577	1,680,632	-		12,544,209
Advances to aggregators (net)	4,777,033	-	-		4,777,033
Prepaid expenses and other assets	508,650	201,376	-		710,026
Total current assets	27,874,752	1,931,174	-		29,805,926
Property and equipment (net)	291,017	189,064			480,081
Goodwill and Intangible assets (net)	212,865	5,260,192	17,630,977	(1)(3)	23,104,034
Other assets	-	51,748	-		51,748
Total assets	$28,378,634	$7,432,178	$17,630,977		$53,441,789

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$569,900	$1,994,088	$-		$2,563,988
Accrued expenses	925,966	1,470,650	-		2,396,616
Short term loans	9,400,164	-	-		9,400,164
Long term debt (current portion)	-	1,314,559	-		1,314,559
Due to related parties (current portion)	338,374	-	-		338,374
Deferred fees	-	100,000	-		100,000
Total current liabilities	11,234,404	4,879,297	-		16,113,701
Due to related parties (non-current portion)	135,693	-	-		135,693
Long term debt	-	9,378,771	-		9,378,771
Total liabilities	$11,370,097	$14,258,068	$-		$25,628,165

Mezzanine equity:
Convertible preferred stock	$-	$-	$10,700,000	(2)	$10,700,000

STOCKHOLDERS' EQUITY
Preferred stock	-	10,700,000	(10,700,000)		-
Common Stock (28,303,659 shares issued and outstanding)	2,830	-			2,830
Class A membership units	-	490	(490)		-
Paid in capital	87,452,060	-	17,631,467		105,083,527
Accumulated other comprehensive loss	276,333	-	-		276,333
Accumulated deficit	(70,216,456)	(17,526,380)	-		(87,742,836)
Noncontrolling interest	(506,230)	-	-		(506,230)
Total stockholders' equity	17,008,537	(6,825,890)	6,930,977		17,113,624
Total liabilities, mezzanine equity and stockholders' equity	$28,378,634	$7,432,178	$17,630,977		$53,441,789

Notes:

1.	As part of its quarterly financial statements close process, the Company will assess the recoverability of the goodwill generated as a result of this transaction.
2.	Georgia Notes 18 LLC's preferred membership interest plus PIK (payable in-kind) interest accrued thereon will be (i) converted on January 1, 2014 to an eight percent (8%) interest-only loan (interest compounding annually with a balloon payment due on January 1, 2017) and (ii) upon such conversion, such loan will be assumed by TOT Payments, LLC.
3.	The goodwill and intangible asset adjustment of $17,630,977 is comprised of goodwill from the acquisition of Unified Payments for $17,330,977 and $300,000 for an estimated value of a 10% equity interest in TOT Money provided as part of the purchase price for Unified Payments.

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Net Element International, Inc.

Pro Forma Condensed Combined Statement of Operations and Comprehensive Loss

For the Year Ended December 31, 2012

(Unaudited)

	Net Element	Unified Payments	Consolidated Pro Forma
	Year ended December 31,	Year ended December 31,	Year ended December 31,
	2012	2012	2012

Net revenue	$1,412,482	$56,739,607	$58,152,089

Costs and expenses:
Cost of revenues	1,097,823	49,214,983	50,312,806
General and administrative (includes $6,240,196 of non cash compensation)	14,578,566	5,982,283	20,560,849
Provision for loan losses	1,638,032	-	1,638,032
Goodwill and intangible asset impairment charges	680,499	-	680,499
Depreciation and amortization	532,086	4,541,662	5,073,748
Total costs and operating expenses	18,527,006	59,738,928	78,265,934
Loss from operations	(17,114,524)	(2,999,321)	(20,113,845)
Interest income, net (expense)	299,692	(2,845,777)	(2,546,085)
Other income	2,346	6,984,655	6,987,001
Income/(loss) before income tax provision	(16,812,486)	1,139,557	(15,672,929)
Income tax provision	(119,728)	-	(119,728)
Net income/(loss) from operations	(16,932,214)	1,139,557	(15,792,657)
Net loss attributable to the noncontrolling interest	542,283	-	542,283
Net income/(loss)	(16,389,931)	1,139,557	(15,250,374)
Foreign currency translation income	276,457	-	276,457
Comprehensive income/(loss)	$(16,113,474)	$1,139,557	$(14,973,917)

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